Exhibit 10.33

ACQUIRED SALES CORP.
31 N. Suffolk Lane, Lake Forest, IL  60045

June 22, 2016

Mr. David Meltzer
Mr. Warren Moon
Mr. Scott Carter
Mr. Derek Shaw
9900 Research Drive
Irvine, CA  92618

Re:  Letter of Intent

Gentlemen:

The purpose of this Letter of Intent (this "LOI") is to set forth certain non-binding and certain binding agreements between David C. Meltzer ("Meltzer"), H. Warren Moon ("Moon"), Michael Scott Carter ("Carter"), Derek B. Shaw ("Shaw"), and Sports 1 Marketing, LLC ("S1M") (Meltzer, Moon, Carter, Shaw and S1M being sometimes referred to collectively as "S1M Group"), Aggregated Marketing Platform Inc., a Delaware corporation ("AMP"), and Processing for a Cause Inc., a Delaware corporation ("PFAC"), and Acquired Sales Corp. ("AQSP"), Gerard M. Jacobs ("GJacobs"), and William C. Jacobs ("WJacobs") (all of the foregoing persons and entities being referred to individually as a "Party" and collectively as the "Parties"), in regard to the potential acquisitions (individually an "Acquisition" and collectively the "Acquisitions") by AQSP and/or its subsidiaries of the following corporations (individually a "Target" and collectively the "Targets"): AMP, PFAC, and Management Corp (as defined below).

Acquisition Targets

1. AMP. AMP is a Delaware corporation in good standing owned by Meltzer, Moon and Carter. Pursuant to an Agreement dated June 10, 2016, S1M Group contributed, sold, assigned and/or transferred to AMP all of S1M Group's rights, titles and interests of any nature relating to virtual gifting programs and the bundling of virtual gifting programs with traditional tv, radio, billboards, stadium screens, and/or other advertising (collectively "AMP Bundling"), including but not limited to AMP Bundling agreements, contracts and arrangements in regard to software under development by UnifyCloud and any intellectual property rights, copyrights, patent applications and/or patents associated therewith (the "AMP Software"), and AMP Bundling agreements, contracts and arrangements that have been signed or are under discussions/negotiations with professional sports teams and stadiums (collectively the "AMP Bundling Contracts"). AMP and S1M Group shall work collaboratively with AQSP in a good faith effort to cause the AMP Bundling Contracts to be in form and substance mutually acceptable to AMP, S1M Group and AQSP.

2.  PFAC. PFAC is a Delaware corporation in good standing owned by Meltzer, Moon and Carter. Pursuant to an Agreement dated June 10, 2016, S1M Group contributed, sold, assigned and/or transferred to PFAC all of S1M Group's rights, titles and interests of any nature relating to "processing for a cause" and similar programs relating to credit card processing designed to benefit not-for-profit entities (collectively "PFAC Programs"), including but not limited to the Processing for a Cause Referral Agreement dated March 4, 2016, between S1M and Cornerstone Payment Systems Inc. DBA Cornerstone Payment Systems (the "Cornerstone Agreement"), and agreements, contracts and arrangements that have been signed or are under discussions/negotiations with merchants and other parties related thereto (collectively the "PFAC Contracts"). PFAC and S1M Group shall work collaboratively with AQSP in a good faith effort to cause the PFAC Contracts to be in form and substance mutually acceptable to PFAC, S1M Group and AQSP.

3.  Management Corp.  A new management corporation ("Management Corp") shall be established and owned by Meltzer, Moon, Carter, Shaw, GJacobs and WJacobs.

Pre-Closing Activities

4. Interim Financing and Loan. Following the announcement of this Letter of Intent, AQSP plans to attempt to raise at least $725,000 in interim financing on terms and conditions acceptable to AQSP in its sole discretion (the "Interim Financing"). If but only if AQSP is successful in raising the Interim Financing, then AQSP plans to offer to loan $500,000 to AMP and PFAC, as joint and several borrowers, guaranteed by S1M, pursuant to terms, conditions, and loan documentation that are mutually acceptable to AQSP, S1M, AMP and PFAC each in its sole discretion (the "$500,000 Loan"), provided, that S1M Group, AMP and PFAC shall agree and covenant to use the proceeds of the $500,000 Loan solely to pay (a) amounts owed by AMP to UnifyCloud in regard to development of the AMP Software, (b) fees and expenses owed to WJacobs, the CPAs (as defined below) and other third party firms acceptable to the CPAs pursuant to Paragraph 5 and 6, (c) amounts owed by AMP to unaffiliated third parties under the AMP Bundling Contracts, and (d) other out of pocket expenses of the Targets paid to unaffiliated third parties during the Exclusivity Period that have been approved in advance in writing by AQSP.

5. Preparation of Financial Statements. Following the execution of this LOI, S1M Group, AMP and PFAC at their expense shall engage WJacobs to work with Shaw and the Targets to prepare 2014 and 2015 financial statements and interim 2016 financial statements (collectively the "Financial Statements") for each of the Targets, and to otherwise assist S1M Group and the Targets in regard to preparing for the closing (the "Closing") of the Acquisitions. S1M Group at its expense shall retain qualified firms acceptable to the CPAs to prepare and deliver such valuation reports and any other reports, acceptable in form and substance to the CPAs, as are necessary to properly prepare the Financial Statements to the satisfaction of the CPAs.

6. Audit and Review of the Financial Statements. Following the preparation of the Financial Statements, S1M Group at its expense shall engage AQSP's outside firm of independent certified public accountants (the "CPAs") to audit the 2014 and 2015 Financial Statements including appropriate quarterly cutoff work, and to review the interim 2016 Financial Statements as necessary, all in accordance with U.S. generally accepted accounting principles (GAAP) and applicable U.S. Securities and Exchange Commission ("SEC") rules and regulations in regard to the Acquisitions, consistent with the advice of the CPAs and AQSP's securities counsel (collectively the "Audited Financial Statements").

7. Employment Agreements. Prior to the Closing, Meltzer, Moon, Carter, Shaw, GJacobs and WJacobs shall enter into mutually acceptable multi-year employment contracts (collectively the "Employment Agreements") with Management Corp pursuant to which Meltzer, Moon, Carter, Shaw, GJacobs and WJacobs shall manage the Targets and (following the Closing) AQSP, such Employment Agreements to be consistent with Exhibit A attached hereto and hereby made a part hereof.

8. Operation in Ordinary Course. AMP, PFAC and S1M Group agree and covenant that during the period between the signing of this Letter of Intent and the Closing, each of the Targets will operate solely in the ordinary course of its business consistent with past practices and there shall not be any material increases or decreases in compensation, capital expenditures, asset sales or affiliate transactions involving any of the Targets, nor shall there be any unusual cash withdrawals, unusual payments, unusual contracts or contract provisions, or other unusual transactions or business practices involving any of the Targets, excepting that the Targets will be allowed: (a) to take such actions and to make such payments as shall be necessary to comply with this Letter of Intent; (b) to make pre-Closing distributions to the S1M Group but only in amounts sufficient to cover income tax liabilities of S1M Group in regard to the Targets for tax periods ending on or before the date of Closing; (c) to make such personnel hires and expenditures as may be reasonably necessary to fulfill all bona fide contracts with third parties and to grow the Targets' businesses; and (d) if but only if AQSP has not made the $500,000 Loan, to make distributions to S1M Group that are not inconsistent with the Certification (as defined below).

9. Good Faith Efforts to Close. S1M Group, each of the Targets, and AQSP will all use good faith efforts to negotiate mutually acceptable the Definitive Acquisition Documents (as defined below) and the Shareholders Agreement (as defined below) and to close the Acquisitions as soon as practicable. Without limiting the generality of the foregoing sentence, S1M Group shall make itself reasonably available for meetings and telephone calls with potential capital sources, upon reasonable advance notice from AQSP.

Conditions to Closing

10. The Closing shall be subject to the following conditions (the "Conditions to Closing"):

(a)  Due Diligence. S1M Group, AMP, PFAC and AQSP each shall have completed its due diligence investigation of the other Parties and the Targets, including without limitation an examination of corporate books and records, contracts, financials, historical operations, management, employees (including criminal background checks), business practices, computer systems, prospects, legal, tax, ERISA and other matters, and the results of such investigation shall be satisfactory to S1M Group, AMP, PFAC and AQSP, each in its sole discretion. Without limiting the generality of the foregoing sentence, the AMP Bundling Contracts, the PFAC Contracts, and the Employment Agreements shall be satisfactory to AQSP in its sole discretion;

(b) Approvals. All material third party approvals shall have been obtained, including but not limited to the approval of the Boards of Directors of AQSP (the "AQSP Board") and of each of the Targets, of the shareholders of AQSP if necessary, and of the parties to the AMP Bundling Contracts and the PFAC Contracts, if necessary;

(c) Certification. S1M Group shall have certified in writing (the "Certification") to AQSP: (a) the aggregate current assets of the Targets immediately prior to the Closing (the "Current Assets"); (b) the aggregate liabilities of the Targets immediately prior to the Closing excluding however the $500,000 Loan (the "Liabilities"); and (c) the amount by which the Current Assets exceed the Liabilities which shall not in any event be less than $10,000;

(d) Audited Financial Statements. The CPAs shall have delivered to AQSP the Audited Financial Statements, prepared in accordance with GAAP and accompanied by an unqualified opinion of the CPAs, and such Audited Financials shall have been accepted by AQSP in its sole discretion;

(e) Employment Agreements. Meltzer, Moon, Carter, Shaw, GJacobs and WJacobs shall have entered into and delivered the Employment Agreements with Management Corp;

(f) Definitive Acquisition Documents. S1M Group, each of the Targets, AQSP, GJacobs and WJacobs shall have negotiated mutually agreeable definitive documentation of the Acquisitions including merger agreements (collectively the "Definitive Acquisition Documents"), containing agreements, representations, warranties, covenants, conditions, and indemnifications customary to transactions like the Acquisitions and consistent with this Letter of Intent. Without limiting the generality of the foregoing, and to eliminate any doubt:

(1) In the Definitive Acquisition Documents, S1M Group will represent and warrant to AQSP that at the Closing the Targets are free and clear of all liabilities, liens, obligations, lawsuits, claims and encumbrances, actual or contingent, known or unforeseen, arising from, in connection with, or in regard to, the following categories of liabilities created or incurred prior to the Closing: any and all unpaid taxes, including payroll and income taxes, bank loans, shareholder loans, payroll claims, bonus claims, commission claims, severance claims, other compensation claims, employment discrimination or sexual harassment claims, breach of contract claims, credit card charge backs, stock options, stock warrants, phantom stock plans, stock appreciation rights or plans, pension obligations, deferred compensation agreements, purchase agreements that cannot be cancelled by the Targets at any time, consulting agreements, employment agreements other than the Employment Agreements, severance agreements or "change of control" agreements of any nature, and any lawsuits in regard to any of the foregoing, excepting only as disclosed as the Liabilities in the Certification; and

(2) In the Definitive Acquisition Documents, S1M Group will agree to fully indemnify and hold harmless AQSP and the Targets (and any corporations into which AQSP or the Targets may in the future be merged or otherwise acquired, and their respective successors), from and against any breaches of the representation and warranty set forth in Paragraph 10(f)(1) above that are asserted on or prior to the sixth anniversary of the Closing in regard to income tax liabilities, and on or prior to the first anniversary of the Closing in regard to all other liabilities, if and to the extent that liabilities in regard to such breaches amount to an aggregate in excess of $10,000, provided that S1M Group will not be obligated to make any payment in regard to any liability for which they are otherwise obligated to indemnify and hold harmless under this Paragraph 10(f)(2) unless and until such liability shall have been the subject of a final, non-appealable judgment or order by an authority of competent jurisdiction, or shall have been approved by S1M Group in writing;

(g) Shareholders Agreement. S1M Group, GJacobs and WJacobs shall have negotiated a mutually acceptable shareholders agreement (the "Shareholders Agreement") regarding matters such as: (a) the nomination of mutually acceptable slates of nominees for the AQSP Board; and (b) the voting of all shares of common stock of AQSP ("AQSP Stock") and all of the shares of common stock of any corporation into which AQSP may in the future be merged or otherwise acquired, and their respective successors that now or in the future are legally or beneficially owned by S1M Group, GJacobs or WJacobs, or by any of their respective affiliates, upon any and all matters which the shareholders of AQSP (or the shareholders of any corporation into which AQSP may in the future be merged or otherwise acquired, and their respective affiliates) are eligible to vote or to provide consent under applicable law, including but not limited to the election of directors, the approval of mergers or other acquisitions and all actions contemplated by the definitive documentation in regard to such mergers or other acquisitions, the issuance of capital stock (such as common stock, preferred stock, options, warrants or other securities), the borrowing of funds or other financing activities, the approval of employment agreements and employee benefit plans, the filing and settlement of litigation, changes to articles of incorporation, and so forth;

(h) Financing. AQSP shall have raised (the "Capital Raise") a minimum of $4,500,000 on terms and conditions mutually acceptable to S1M Group, to the AQSP Board, and to the Boards of Directors of each of the Targets, each in its or his sole discretion. Any shares of AQSP Stock issued in the Capital Raise, and any shares of AQSP Stock into which any securities issued in the Capital Raise can be converted, are collectively referred to as the "Capital Raise AQSP Stock"); and

(i) Securities Filings. AQSP shall have completed all necessary securities filings deemed necessary or desirable in connection with the Acquisitions, the Employment Agreements, the Shareholders Agreement, the Capital Raise, and otherwise in connection with the Definitive Acquisition Documents, in the opinion of AQSP's securities counsel (collectively the "Securities Filings").

Closing

11. If all of the Conditions to Closing have been met, then at the Closing:

(a) Acquisition of AMP. S1M Group, AMP, AQSP and a wholly-owned subsidiary of AQSP (the "AMP Acquisition Sub") will execute and deliver the Definitive Acquisition Documents, pursuant to which 100% of AMP will be acquired by AQSP via a merger of AMP into AMP Acquisition Sub, in exchange for merger consideration that is the shares of AQSP Stock (the "AMP Stock Consideration") and cash (the "AMP Cash Consideration") described in Exhibit B attached hereto and hereby made a part hereof, allocated and paid out among the shareholders of AMP as set forth in said Exhibit B;

(b) Acquisition of PFAC. S1M Group, PFAC, AQSP and a wholly-owned subsidiary of AQSP (the "PFAC Acquisition Sub") will execute and deliver the Definitive Acquisition Documents, pursuant to which 100% of PFAC will be acquired by AQSP via a merger of PFAC into PFAC Acquisition Sub, in exchange for merger consideration that is the shares of AQSP Stock (the "PFAC Stock Consideration") and cash (the "PFAC Cash Consideration") described in Exhibit B attached hereto and hereby made a part hereof, allocated and paid out among the shareholders of PFAC as set forth in said Exhibit B;

(c) Acquisition of Management Corp. S1M Group, Management Corp, AQSP, GJacobs and WJacobs will execute and deliver the Definitive Acquisition Documents, pursuant to which 100% of Management Corp will be acquired by AQSP via a merger of Management Corp into AQSP, in exchange for merger consideration that is the shares of AQSP Stock (collectively the "Management Stock Consideration"), options and/or warrants to purchase shares of AQSP Stock (collectively the "Management Options and/or Warrants") and cash (the "Management Cash Consideration"), as described in Exhibit C attached hereto and hereby made a part hereof, allocated and paid out among the shareholders of Management Corp as set forth in said Exhibit C;

(d) Shareholders Agreement. Meltzer, Mooon, Carter, Shaw, GJacobs and WJacobs shall execute and deliver the Shareholders Agreement;

(e) AQSP Board. The AQSP Board shall execute a Unanimous Written Consent adding Meltzer and Moon to the AQSP Board; and

(f) Right of First Refusal. If requested in writing by the investors in the Capital Raise, S1M shall grant to AQSP a right of first refusal to purchase S1M and its affiliates if S1M Group ever decide to sell such entities.

Post-Closing Activities

12. Name of AQSP. As promptly as feasible following the Closing, AQSP will adopt a new corporate name that is mutually acceptable to S1M Group and AQSP, subject to approval by the shareholders of AQSP if necessary, and to the completion of all necessary securities filings.

13.  Registration Statement. The AMP Stock Consideration, the PFAC Stock Consideration, and the Management Stock Consideration, and the AQSP Stock into which the Management Options and/or Warrants can be converted (collectively the "Transaction AQSP Stock"), and the Capital Raise AQSP Stock, will be newly issued, unregistered, restricted shares of AQSP Stock. Unless otherwise agreed by the Parties in writing, AQSP will use its best efforts to file a registration statement (the "Registration Statement") with the SEC covering all of the Transaction AQSP Stock, all of the Capital Raise AQSP Stock, and the AQSP Stock into which certain of AQSP's currently outstanding options, warrants, and rights to purchase warrants can be converted, no later than ninety (90) days after the Closing. AQSP shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after the filing of the Registration Statement. All legal, accounting and filing fees associated with the Registration Statement will be borne by AQSP.

14. S1M Consulting Services. Following the Closing, AQSP and its subsidiaries may elect to hire S1M to perform consulting services on an hourly basis, as may be approved in writing from time to time by Meltzer, GJacobs, and the independent members of the AQSP Board.

15.  India. S1M is currently in discussions/negotiations with certain parties (collectively the "India Parties") in regard to a potential joint venture in India involving AMP Bundling and the AMP Software among other things (the "India JV") between the India Parties and a new corporation to be established and owned by S1M Group ("India Corp"). S1M Group will work collaboratively with India Corp and AQSP in a good faith effort to successfully consummate the India JV and all agreements, contracts and arrangements associated therewith (collectively the "India Contracts"), and to cause India Corp to be acquired by AQSP at the Closing or as promptly as practicable thereafter, all on terms and conditions mutually acceptable to S1M Group, India Corp and AQSP.

Various

16. Exclusivity Period. The Parties recognize the need for an exclusivity period. The term the "Exclusivity Period" shall mean that period from the signing of this Letter of Intent until the date that is 9 months later, which is intended to be a long enough period of time to allow sufficient time for completion of the Audited Financial Statements, the Securities Filings, the Capital Raise, and the negotiation of the Employment Agreements, the Definitive Acquisition Documents and the Shareholders Agreement, provided, however, that if and in the event that AQSP makes the $500,000 Loan, then the term the "Exclusivity Period" shall mean that period from the date of signing of this Letter of Intent until the date that is 18 months later. In consideration of AQSP's time, effort and expense in attempting to close the Acquisitions, S1M Group and the Targets agree that during the Exclusivity Period, S1M Group and the Targets shall refrain from entering into, soliciting or participating in any negotiations, discussions, contracts, letters of intent, or other arrangements of any nature with any third party or parties (other than AQSP) regarding a merger, sale, acquisition, liquidation, other disposition, or debt or equity financing of any of the Targets or of any of the Targets' businesses, assets or stock, except dispositions and other actions that are normal, customary or otherwise in the ordinary course of the businesses of the Targets.

17. Termination. S1M Group or AQSP may terminate this Letter of Intent if the Closing does not occur on or before the last day of the Exclusivity Period, provided that the terminating party is not in breach of any of the Binding Provisions (as defined below).

18.  Fees and Expenses. Each Party shall bear its own fees and expenses in connection with the proposed Acquisitions. Without limiting the generality of the foregoing, except as expressly provided in Paragraphs 5 and 6 of this Letter of Intent, each Party shall be solely responsible for the fees and expenses owed to any lawyers, accountants, financial advisors, investment bankers, brokers or other entities and persons employed by such Party.

19. Disclosures. AQSP will be allowed to issue press release(s) regarding this Letter of Intent, which press release(s) shall be acceptable to Meltzer. AQSP shall be permitted to disclose the terms and status of this Letter of Intent, due diligence, Conditions to Closing, and the Acquisitions generally, as may be necessary or desirable in order to comply with applicable securities laws and regulations, and in order to close the Capital Raise and the Acquisitions. S1M Group acknowledge that AQSP is a publicly traded company and that unauthorized disclosure of any material information regarding AQSP, the Targets and/or the Acquisitions, or purchases or sales of AQSP Stock while in possession of material non-public information regarding AQSP, the Targets or the Acquisitions, could subject S1M Group to liability under applicable laws and regulations.

20. Binding Provisions. The following Paragraphs are intended to be legally binding and shall survive the termination of this Letter of Intent (the "Binding Provisions"):

-- Paragraph 5 (payment of WJacobs' and valuation firm's fees)
-- Paragraph 6 (payment of CPAs' fees)
-- Paragraph 8 (operation in ordinary course)
-- Paragraph 9 (good faith efforts to close)
-- Paragraph 16 (exclusivity period)
-- Paragraph 17 (termination)
-- Paragraph 18 (fees and expenses)
-- Paragraph 19 (disclosures)

Otherwise, this Letter of Intent is intended to be a non-binding undertaking among the Parties to consummate the Acquisitions in accordance with the terms and conditions set forth herein. Nothing in this Letter of Intent shall be construed to require any Party to enter into any further agreements, under any circumstances, and the Parties understand and agree that, except as provided in the Binding Provisions, no legally binding obligations or commitments shall exist unless and until the execution of the Definitive Acquisition Documents. If any provisions of this Letter of Intent shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Letter of Intent, the application of such provision in any other circumstances, or the validity or enforceability of this Letter of Intent.

If the above terms and conditions are acceptable, please confirm the same by executing this Letter of Intent in the spaces indicated below. We look forward to working with you as partners to build a great company together.

Sincerely,

ACQUIRED SALES CORP.

By
Gerard M. Jacobs
President and Chief Executive Officer
/s/ Gerard M. Jacobs	/s/ William C. Jacobs
Gerard M. Jacobs	William C. Jacobs

Accepted and agreed upon, intending to be legally bound hereby:

SPORTS 1 MARKETING, LLC

By_/s/ David C. Meltzer
David C. Meltzer
Chief Executive Officer

/s/ David C. Meltzer	/s/ H. Warren Moon
David C. Meltzer	H. Warren Moon

/s/ Michael Scott Carter	/s/ Derek B. Shaw
Michael Scott Carter	Derek B. Shaw
AGGREGATED MARKETING PLATFORM INC.

By_/s/ David C. Meltzer
David C. Meltzer
Chief Executive Officer

PROCESSING FOR A CAUSE INC.

By_/s/ David C. Meltzer
David C. Meltzer
Chief Executive Officer

EXHIBITS

Exhibit A --  Terms of Employment Agreements
Exhibit B  --  AMP Acquisition Consideration
  PFAC Acquisition Consideration
Exhibit C -    Management Corp Acquisition Consideration

Exhibit A  --  Employment Agreements

Employer - AQSP and its subsidiaries
Employees - Meltzer, Moon, Carter, Shaw, GJacobs and WJacobs
Term of each Employment Agreement - Not less than 2 years
Health insurance provided by AQSP and its subsidiaries - Comprehensive medical and dental insurance, without any deductibles or co-pays by employee
Titles and base salaries:
Meltzer:
Titles -  Director of AQSP, Co-CEO of AQSP, and CEO of AQSP's subsidiaries AMP and PFAC
Base Salary - Initially $10,000 per month, increasing to not less than $25,000 per month as Employer's cash flow situation reasonably allows
Moon:
Titles -  Co-Chairman of AQSP, President of AQSP, and President of AQSP's subsidiaries AMP and PFAC
Base Salary - Initially $10,000 per month, increasing to not less than $25,000 per month as Employer's cash flow situation reasonably allows
Carter:
Titles -   Executive Vice President of AQSP's subsidiary PFAC
Base Salary - Initially $5,000 per month, increasing to not less than $8,000 per month as Employer's cash flow situation reasonably allows
Shaw:
Titles -  COO of AQSP's subsidiaries AMP and PFAC
Base Salary - Initially $10,000 per month, increasing to not less than $20,000 per month as Employer's cash flow situation reasonably allows
GJacobs:
Titles -   Co-Chairman of AQSP, and Co-CEO and Secretary of AQSP
Base Salary - Initially $10,000 per month, increasing to not less than $25,000 per month as Employer's cash flow situation reasonably allows
WJacobs:
Titles - CFO and Treasurer of AQSP and its subsidiaries
Base Salary - Initially $10,000 per month, increasing to not less than $20,000 per month as Employer's cash flow situation reasonably allows
Bonus pool: 33% of the consolidated pre-tax income of AQSP and its subsidiaries (the "AQSP Consolidated Pre-Tax Income") in excess of $6,000,000 in each calendar year will be allocated to a bonus pool. Such bonus pool will be paid out among the officers of AQSP and its subsidiaries, and other persons who have significantly contributed to the success of AQSP and its subsidiaries, during such calendar year, all as unanimously agreed upon in writing by Meltzer, Moon and GJacobs
Non-exclusive: The Employment Contracts will expressly acknowledge that Meltzer, Moon, Carter, Shaw, GJacobs and WJacobs will continue to be involved as owners, directors, officers, consultants and/or advisors of other companies and to have other outside business interests, but they and their affiliates will be prohibited from competing with AQSP and its subsidiaries

Exhibit B -- AMP and PFAC Acquisition Consideration

In the Acquisition of AMP via a merger with AMP Acquisition Sub and the Acquisition of PFAC via a merger with PFAC Acquisition Sub:

(1) The aggregate AMP Stock Consideration and PFAC Stock Consideration shall be the number of shares of AQSP Stock described below, shall be delivered by AQSP as described below, and either shall be allocated and paid out among the shareholders of AMP and PFAC as specified in an irrevocable written direction from Meltzer and Moon delivered by them to AQSP no later than 10 business days prior to the Closing (the "AMP/PFAC Stock Distribution Direction") or returned to AQSP for cancellation as described below:

(a) Delivered at Closing: 1,000,000 shares of AQSP Stock, to be allocated and distributed by AQSP at Closing pursuant to the AMP/PFAC Stock Distribution Direction; and

(b) Delivered at Closing into an escrow with an escrow agent mutually acceptable to Meltzer, Moon and GJacobs (the "Escrow Agent"): 1,000,000 shares of AQSP Stock, which either is to be allocated and distributed by the Escrow Agent pursuant to the AMP/PFAC Stock Distribution Direction if but only if the consolidated pre-tax income of AQSP and its subsidiaries (the "AQSP Consolidated Pre-Tax Income") during calendar year 2017, 2018 or 2019, as certified by the CPAs following the completion of the 2017, 2018 or 2019 audit of AQSP, respectively, meets or exceeds $2,000,000 (the "First Milestone"), or which otherwise is to be returned by the Escrow Agent to AQSP for cancellation if the First Milestone has not yet been met following completion of the 2019 audit of AQSP;

(c) Delivered at Closing into an escrow with the Escrow Agent: 2,000,000 shares of AQSP Stock, which either is to be allocated and distributed by the Escrow Agent pursuant to the AMP/PFAC Stock Distribution Direction if but only if the AQSP Consolidated Pre-Tax Income during calendar year 2017, 2018 or 2019, as certified by the CPAs following the completion of the 2017, 2018 or 2019 audit of AQSP, respectively, meets or exceeds $4,000,000 (the "Second Milestone"), or which otherwise is to be returned by the Escrow Agent to AQSP for cancellation if the Second Milestone has not yet been met following completion of the 2019 audit of AQSP; and

(d) Delivered at Closing into an escrow with the Escrow Agent: 2,000,000 shares of AQSP Stock, which either is to be allocated and paid out by the Escrow Agent pursuant to the AMP/PFAC Stock Distribution Direction if but only if the AQSP Consolidated Pre-Tax Income during calendar year 2017, 2018 or 2019, as certified by the CPAs following the completion of the 2017, 2018 or 2019 audit of AQSP, respectively, meets or exceeds $6,000,000 (the "Third Milestone"), or which otherwise is to be returned by the Escrow Agent to AQSP for cancellation if the Third Milestone has not yet been met following completion of the 2019 audit of AQSP; and

and

(2) The aggregate AMP Cash Consideration and PFAC Cash Consideration shall be as follows:

(a) If and in the event that AQSP makes the $500,000 Loan, then the aggregate AMP Cash Consideration and PFAC Cash Consideration shall be $0 but at Closing S1M shall be reimbursed by AQSP, dollar-for-dollar, for the amount, if any, by which the aggregate amount of out of pocket expenses of the Targets paid by S1M to unaffiliated third parties during the Exclusivity Period exceeds $500,000; and

(b) If and in the event that AQSP does not make the $500,000 Loan for any reason, then the aggregate AMP Cash Consideration and PFAC Cash Consideration shall be $100,000 in cash, delivered by AQSP at Closing, and allocated and paid out at Closing among the shareholders of AMP and PFAC as specified in an irrevocable written direction from Meltzer and Moon delivered by them to AQSP no later than 10 business days prior to the Closing (the "AMP/PFAC Cash Distribution Direction"), and in addition, at Closing S1M shall be reimbursed by AQSP, dollar-for-dollar, for the amount, if any, by which the aggregate amount of out of pocket expenses of the Targets paid by S1M to unaffiliated third parties during the Exclusivity Period exceeds the aggregate amount of any distribution(s) to S1M Group pursuant to Paragraph 8(d).

Exhibit C - Management Corp Acquisition Consideration

In the Acquisition of Management Corp via a merger with AQSP:

(1) The Management Stock Consideration shall be 1,000,000 shares of AQSP Stock delivered by AQSP at Closing, and allocated and paid out at Closing among the shareholders of Management Corp as specified in an irrevocable written direction from Meltzer, Moon and GJacobs delivered by them to AQSP no later than 10 business days prior to the Closing (the "Management Stock Distribution Direction");

(2) The Management Cash Consideration shall be $100,000 in cash, delivered by AQSP at Closing, and allocated and paid out at Closing among the shareholders of Management Corp as specified in an irrevocable written direction from Meltzer, Moon and GJacobs delivered by them to AQSP no later than 10 business days prior to the Closing (the "Management Cash Distribution Direction").

and

(3) The Management Options and/or Warrants shall be the options and/or warrants to purchase shares of AQSP Stock described below, delivered by AQSP at Closing, and allocated and paid out among the shareholders of Management Corp as specified in an irrevocable written direction from Meltzer, Moon and GJacobs delivered by them to AQSP no later than 10 business days prior to the Closing (the "Management Options and/or Warrants Distribution Direction"):

Options and/or
Warrants Are Not
Options			Vested and Are Not
and/or			Exercisable Unless and
Warrants			Until the AQSP
Exercisable			Consolidated Pre-tax
Into the			Income During Any
Following	Term of	Exercise	Calendar Year
Number of	Options and/or	Price	Between 2016 and
Shares of	Warrants	Per	2025 Exceeds
AQSP Stock	Expires on	Share	The Following Amount
1,000,000	12/31/2026	$0.50	$2,000,000
2,000,000	12/31/2026	$1.00	$4,000,000
3,000,000	12/31/2026	$1.50	$6,000,000